Exhibit 99

O’Sullivan Industries Announces Fiscal Year 2003
Fourth Quarter and Year End Results

Lamar, MO, September 9, 2003 O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced its fourth quarter and fiscal year end results for the period ending June 30, 2003.

Fourth Quarter and Fiscal Year End Results

Net Sales

Net sales for the fourth quarter of fiscal 2003 were $51.6 million, a decrease of 33.1% from sales of $77.1 million in the comparable period a year ago. Fiscal 2003 net sales were $289.2 million, a decrease of 17.2% from net sales of $349.1 million in the comparable period a year ago.

Richard Davidson, president and chief executive officer stated, “While in line with previously announced expectations, the fourth quarter of fiscal 2003 was very disappointing. Sales declined in all of our major distribution channels during the quarter compared to the comparable period a year ago. However, we are beginning to see some improvements in most of our major distribution channels.”

Operations

Operating income for the fourth quarter of fiscal 2003 was $1.6 million, or 3.1% of net sales, a decrease of 83% from operating income of $9.7 million, or 12.6% of net sales, in the comparable period a year ago. Our operating income was lower compared to the prior quarter and year due to the lower sales and related gross margin and the lower production levels that affected our overhead expense absorption in our manufacturing operations. In addition, we incurred a $1.5 million restructuring charge related to the capacity rationalization in our Virginia manufacturing facility and a reduction of personnel at our corporate headquarters during the fourth quarter of fiscal 2003. Excluding the restructuring charge operating income for the fourth quarter of fiscal 2003 would have been $3.1 million, or 6.0% of net sales.

Fiscal 2003 operating income was $26.3 million, or 9.1% of net sales, a decrease of 34% from operating income of $39.9 million, or 11.4% of net sales, in the comparable period a year ago. The $1.5 million restructuring charge noted above and a $540,000 restructuring charge related to the sale of our former manufacturing facility in Utah were recorded during the year ending June 30, 2003. Excluding these restructuring charges operating income for the fiscal year 2003 would have been $28.3 million, or 9.8% of net sales.

Income and EBITDA

Net loss for the fourth quarter of fiscal 2003 was $4.6 million compared to a net income of $2.8 million in the comparable period a year ago. Income before income taxes for fiscal 2003 was $1.6 million compared to $11.7 million for fiscal 2002. Net income for fiscal 2003 was $1.6 million compared to a net loss of $89.2 million in the comparable period a year ago. The net loss in the prior year period reflects increased income tax expense from the revised accounting for the tax sharing agreement with RadioShack.

EBITDA for the fourth quarter, after the restructuring charge of $1.5 million and other financing costs of $0.4 million, was $4.5 million, or 8.7% of net sales, a decrease of 66% from EBITDA of $13.3 million, or 17.2% of net sales in the comparable period a year ago. EBITDA for fiscal 2003, after the restructuring charge of $2.0 million and other financing costs of $0.4 million, was $39.5 million, or 13.6% of net sales, a decrease of 27% from EBITDA of $54.2 million, or 15.5% of net sales for fiscal 2002. The attached table reconciles net income to EBITDA.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan, and EBITDA, with adjustments, is a component of each of the financial covenants in our senior credit facility. Our consolidated EBITDA, as defined in the credit agreement, was $6.9 million and $43.6 million for the quarter and fiscal year ended June 30, 2003, respectively.

Working Capital

For the fiscal year ending June 30, 2003, net cash provided by operating activities was $14.7 million, compared to net cash provided by operating activities of $25.9 million in fiscal 2002. Cash on hand at year-end was $8.0 million compared to $15.8 million in the prior year.

Accounts receivable levels at June 30, 2003 dropped to $25.0 million from $37.0 million last year, a decrease of $12.0 million, or 32.4%. The lower accounts receivable balance is primarily attributable to the lower sales levels. However, we have also decreased our days sales outstanding compared to the prior year. Inventory levels at June 30, 2003 were $52.4 million about the same as June 30, 2002.

For the fiscal year ended June 30, 2003 capital expenditures were $5.1 million, a decrease of $3.6 million from the $8.6 million spent in the previous fiscal year.

Total long-term debt at June 30, 2003 was $213.4 million compared to $234.6 million in the comparable period a year ago, a decrease of $21.2 million, or 9.0%. In addition to scheduled principal payments of $3.3 million, we made additional prepayments of $20.9 million, including the net proceeds from the sale of our Utah manufacturing facility.

Management Comments

Mr. Davidson continued, “In this very challenging sales environment, O’Sullivan Furniture has been active in developing new product categories and capabilities that will position us for future channel penetration. Additionally, we continue to believe that our status as a low-cost producer will provide a benefit during an economic recovery. However, our new category initiatives are beginning to provide incremental sales results that are not necessarily tied to an overall improvement in the business climate. These new initiatives will provide an important foundation for positioning O’Sullivan for renewed growth and include:

•	Coleman® Storage Products. One of our Coleman storage product collections has been placed at a major home improvement chain. Products from other Coleman storage product collections will begin testing in other major retailers. Other retailers are in the process of reviewing Coleman products before they commit to tests or chain-wide rollouts.

•	Commercial Office Systems. We continue to aggressively pursue the commercial office furniture and systems category and have placed collections in two major office superstores. The next phase of our commercial office furniture and systems initiative has been well received by these major office superstores, and we will place this new product in their stores and catalog within the next six months.”

Mr. Davidson concluded, “During this period of declining revenue, we continue to address our cost structure which is evidenced by our recent capacity and fixed cost reductions in our Virginia manufacturing facility and the headcount reductions at our corporate office. Despite depressed sales levels, we have also managed to control our finished goods inventory levels. In addition to these cost saving measures, we continue to review financing opportunities to strengthen our capital structure. These actions have allowed us to maintain a solid cash position.

“The soft economic conditions the wood residential furniture industry has experienced for nearly 3 years continued during our June 2003 quarter. However, we are beginning to see more positive trends in our overall order patterns from customers and in our POS data. We currently expect sales in the first quarter of fiscal 2004 will be about the same as the first quarter of fiscal 2003. Further, we anticipate operating income in the first quarter of fiscal 2004 to decline approximately 40% to 50% in comparison to the first quarter a year ago due to lower production levels adversely affecting our fixed cost absorption and increased promotional activities with several of our major retail partners.”

Conference Call

O'Sullivan Furniture will host a conference call on September 10, 2003 at 9:30 a.m. central (10:30 a.m. eastern).

To participate in the call, dial 719-457-2600 five to ten minutes prior to the scheduled start time. The conference moderator will establish your participation in the call. You must reference the conference pass code of 528652. For those who are unable to participate in the call, playbacks are scheduled from 12:30 p.m. (central) on September 10, 2003 through midnight on September 17, 2003. Please call 719-457-0820 and reference the conference pass code of 528652.

For your convenience, we have added an audio webcast of the conference call to the O’Sullivan Furniture web site at www.osullivan.com. The confirmation number is 528652 and leave the pass code field blank.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Phillip J. Pacey, Sr. Vice President and CFO (417) 682-8312

O’Sullivan Industries Holdings, Inc.
Fourth Quarter Results
Consolidated Statement of Operations
(in thousands)

	Three months ended June 30,			Twelve months ended June 30,
	2003	2002	% Change	2003	2002	% Change
Net sales	$51,618	$77,124	-33%	$289,152	$349,098	-17%
Cost of sales	38,389	55,328	-31%	214,977	254,662	-16%

Gross profit	13,229	21,796	-39%	74,175	94,436	-21%
Percent of net sales	25.6%	28.3%		25.7%	27.1%
Selling, marketing and administrative	10,101	12,048	-16%	45,834	54,584	-16%
Restructuring charge	1,509	-	100%	2,049	-	100%

Operating income	1,619	9,748	-83%	26,292	39,852	-34%
Percent of net sales	3.1%	12.6%		9.1%	11.4%
Interest expense, net	5,802	6,698	-13%	24,286	27,927	-13%
Other financing costs	445	204	118%	445	204	118%

Income (loss) before income taxes	(4,628)	2,846	-263%	1,561	11,721	-87%
Income tax provision	-	-	-	-	100,927	-100%

Net income (loss)	(4,628)	2,846	-263%	1,561	(89,206)	-102%
Dividends and accretion on preferred stock	(3,746)	(3,237)	16%	(14,457)	(12,490)	16%

Net loss attributable to common stockholders	$(8,374)	$(391)	2042%	$(12,896)	$(101,696)	-87%

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,
Assets	2003	2002
Current assets:
Cash and cash equivalents	$7,977	$15,777
Trade receivables, net	25,032	37,035
Inventories, net	52,426	52,397
Prepaid expenses and other assets	2,772	2,765

Total current assets	88,207	107,974

Property, plant and equipment, net	71,867	79,144
Other assets	9,226	19,226
Goodwill, net	38,088	38,088

	$207,388	$244,432

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$10,006	$10,887
Current portion - long term debt	4,039	4,430
Accrued advertising	9,493	11,680
Accrued liabilities	12,043	18,399
Payable to RadioShack	6,798	11,020

Total current liabilities	42,379	56,416

Long term debt - less current portion	209,405	230,206
Non-current liabilities	6,762	6,040
Payable to RadioShack	65,269	70,354
Mandatorily redeemable preferred stock	21,933	18,319
Stockholders' deficit	(138,360)	(136,903)

	$207,388	$244,432

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
Net cash provided (used) by operating activities	$(8,642)	$(20,184)	$14,740	$25,897
Cash flows provided (used) by investing activities	6,534	(1,637)	1,707	(8,644)
Net cash flows used for financing activities	(7,508)	(878)	(24,247)	(8,536)

Net increase (decrease) in cash and cash equivalents	(9,616)	(22,699)	(7,800)	8,717
Cash and cash equivalents, beginning of period	17,593	38,476	15,777	7,060

Cash and cash equivalents, end of period	$7,977	$15,777	$7,977	$15,777

Reconciliation of EBITDA
(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
Net income (loss)	$(4,628)	$2,846	$1,561	$(89,206)
Income tax provision	-	-	-	100,927
Interest expense, net	5,802	6,698	24,286	27,927

Operating income	1,174	9,544	25,847	39,648
Depreciation and amortization	3,332	3,734	13,621	14,530

EBITDA	$4,506	$13,278	$39,468	$54,178

EBITDA as a percent of sales	8.7%	17.2%	13.6%	15.5%

Schedule of Interest Expense
(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2003	2002	2003	2002
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$4,677	$5,781	$21,899	$23,942
Interest income	(104)	(114)	(266)	(395)
Non-cash items:
Interest expense on O’Sullivan Holdings note	660	588	2,506	2,231
Interest rate collar	-	(104)	(2,091)	(5)
Amortization of debt discount	166	144	628	544
Amortization of loan fees	403	403	1,610	1,610

Net interest expense	$5,802	$6,698	$24,286	$27,927